FORM OF
AMENDMENT, ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS AMENDMENT, ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of ________, 2010, is entered into between Neuberger Berman High Yield Strategies Fund, a Delaware statutory trust (“NHS”), Neuberger Berman High Yield Strategies Fund Inc., a Maryland corporation (“New NHS”), and The Bank of New York Mellon, a New York trust company (“Bank”).  Capitalized terms used herein, but not otherwise defined herein, shall have the meanings set forth in the Transfer Agent Agreement (as defined below).

WHEREAS, Bank and NHS entered into that certain Stock Transfer Agency Agreement, dated as of April 9, 2007 (the “Transfer Agent Agreement”), pursuant to which Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services), a New Jersey limited liability company, currently is providing transfer agent and related services to NHS;

WHEREAS, NHS has entered into an Agreement and Plan of Reorganization (the “Plan”) pursuant to which it shall change its identity, form, and place of organization through a reorganization by converting into the New NHS, a Maryland corporation (the “Reorganization”);

WHEREAS, in connection with the Reorganization, NHS has agreed to grant, assign, convey, transfer and deliver to New NHS all of its rights, obligations, liabilities and interests in the Transfer Agent Agreement, and New NHS has agreed to accept that grant, assignment, conveyance, transfer and delivery and to assume the rights, obligations, liabilities and interests of NHS under the Transfer Agent Agreement; and

WHEREAS, the parties further desire to amend the Transfer Agent Agreement as provided herein.

NOW THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           Assignment and Assumption.  NHS hereby grants, assigns, conveys, transfers and delivers to New NHS all of its rights, obligations, liabilities and interests in the Transfer Agent Agreement.  New NHS hereby accepts such grant, assignment, conveyance, transfer and delivery and assumes the rights, obligations, liabilities and interests of NHS, and agrees to perform and observe all of the terms and covenants of NHS under the Transfer Agent Agreement.  Bank hereby consents to such grant, assignment, conveyance, transfer and delivery of the Transfer Agent Agreement from NHS to New NHS.

2.           Change of Defined Terms and/or References. Each of the defined terms and/or references below shall hereby change as follows:

(i)	“Customer” shall mean New NHS in lieu of NHS;

(ii)	“Shares of beneficial interest” shall be changed to “capital stock”;

(iii)	“Board of Trustees” shall be changed to “Board of Directors”

3.           Amendments to Transfer Agent Agreement.

(a)           Paragraph 1 of Article II is hereby deleted in its entirety and replaced with the following:

“A certified copy of its Articles of Incorporation or other document evidencing the Customer's form of organization (the “Charter”) and all amendments thereto;”

(b)           Paragraph 2 of Article IV is hereby deleted in its entirety.

(c)           Paragraph 2 of Article VII is hereby deleted in its entirety and replaced with the following:

“2.  Each copy of the Articles of Incorporation of the Customer and copies of all amendments thereto shall be certified by the Secretary of State (or other appropriate official) of the state of formation, and if such Articles of Incorporation and/or amendments are required by law also to be filed with a county or other officer or official body, a certificate of such filing shall be filed with a certified copy submitted to the Bank.  Each copy of the Bylaws and copies of all amendments thereto, and copies of resolutions of the Board of Directors of the Customer, shall be certified by the Secretary or an Assistant Secretary of the Customer under the corporate seal.”

(d)           Paragraph 3.(a) of Article VII is hereby deleted in its entirety and replaced with the following:

“It is a corporation duly organized and validly existing under the laws of the State of Maryland.”

(e)           Paragraph 2 of Article X is hereby deleted in its entirety and replaced with the following:

“2.  Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Customer shall be sufficiently given if addressed to the Customer and mailed or delivered to it at Neuberger Berman High Yield Strategies Fund Inc., 605 Third Avenue, New York, NY 10158, Attention: Mutual Fund Operations, Telephone: (212) 476-8855, Telecopy: (646) 537-3992, or at such other place as the Customer may from time to time designate in writing.”

4.           Effectiveness.  This Agreement shall become effective upon due execution and delivery by the parties hereto, and shall remain in effect for so long as the Transfer Agent Agreement shall remain in effect.

5.           Ratification.  Except as expressly set forth herein, the Transfer Agent Agreement is not modified hereby and shall remain in full force and effect in accordance with the provisions thereof and is in all respects ratified and affirmed.

6.           Partial Invalidity.  If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

7.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which, when executed and delivered, shall be deemed an original for all purposes, but all of which together shall constitute one and the same instrument.

8.           Governing Law.  This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

[The remainder of this page has been intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused these presents to be duly executed as of the day and year first above written.

NEUBERGER BERMAN HIGH YIELD SECURITIES FUND

By: ________________________________________
Name:
Title:

NEUBERGER BERMAN HIGH YIELD STRATEGIES FUND INC.

By: ________________________________________
Name:
Title:

THE BANK OF NEW YORK MELLON

By: ________________________________________
Name:
Title: